Exhibit 5.1

Opinion of Milbank, Tweed, Hadley & McCloy LLP
June 19, 2017
HC2 Holdings, Inc.
450 Park Avenue, 30th Floor
New York, NY 10022

Re:	Registration Statement on Forms S-8 relating to the issuance of Common Stock under the Plan
Ladies and Gentlemen:
We have acted as counsel to HC2 Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-8 (the “Registration Statement”) by the Company with the Securities and Exchange Commission regarding the registration of 3,500,000 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), issuable under the HC2 Holdings, Inc. Amended and Restated 2014 Omnibus Equity Award Plan (the “Plan”).
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the Plan and the forms of award agreements (collectively, the "Agreements") relating to options to purchase, or other awards to acquire, Shares granted under the Plan, and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have also assumed the valid existence of the Company.
Based upon the foregoing, and having regard to such legal considerations as we deem relevant, we are of the opinion that the issuance of the Shares pursuant to the Plan has been duly authorized and, when issued and delivered upon receipt of all amounts that a Plan participant is required to pay to purchase the Shares, which consideration shall constitute lawful consideration under Delaware law, each in accordance with the Plan and any applicable Agreement, the Shares will have been legally and validly issued, fully paid and non-assessable.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement. We further consent to any and all references to our firm in the Registration Statement.

Exhibit 5.1

In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules or regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Milbank, Tweed, Hadley & McCloy LLP
June 19, 2017